UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 27, 2012

CORMEDIX INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34673	20-5894890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

745 Rt. 202-206, Suite 303, Bridgewater, NJ		08807
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (908) 517-9500

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On July 2, 2012, CorMedix, Inc. (the “Company”), a Delaware corporation, issued a press release to announce that the NYSE-Amex LLC (“NYSE-Amex”) has accepted the Company’s plan to regain compliance with continued listing standards of the NYSE-Amex. The Company’s plan was submitted on May 17, 2012 in response to a letter from the NYSE-Amex which informed the Company that it was not in compliance with Section 1003(a)(iii) of the AMEX Company Guide in that the Company had sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of the NYSE-Amex, as to whether such company will be able to continue operations and/or meet its obligations as they mature. On June 27, 2012, the NYSE-Amex notified the Company that the NYSE-Amex had completed its review of the Company’s proposed plan of compliance and supporting documentation, and has determined that, although the Company is not in compliance with the continued listing standards of the NYSE-Amex, the Company has made a reasonable demonstration of its ability to regain compliance with the continued listing standards by the end of the plan period, which completion date is August 22, 2012. As a result, the NYSE-Amex is continuing the Company’s listing pursuant to an extension. The Company will be subject to periodic review by the NYSE-Amex during the plan period. Failure to make progress consistent with the plan or to regain compliance with continued listing standards by the end of the extension period could result in CorMedix being delisted from the NYSE-Amex.

There can be no assurance that the Company will be able to make progress consistent with the Company’s plan to regain compliance with the NYSE-Amex’s continued listing standards in a timely manner, or at all.

A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits

Exhibit 99.1            Press release dated July 2, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 2, 2012	CORMEDIX INC.

	By:	/s/ Richard M. Cohen
		Name:	Richard M. Cohen
		Title:	Interim Chief Executive Officer and Interim Chief Financial Officer